                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No.      )*



                                 Clarify Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)




                                  180492100
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.   180492100                    13G           PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          DAVID A. STAMM
          TAX ID NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,665,518
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,665,518
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,665,518
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
           IN
          ---------------------------------------------------------------------

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CUSIP NO. 180492100                   13G                      PAGE 3 OF 5 PAGES




ITEM 1(a).   Name of Issuer:

                                      CLARIFY INC.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      2125 O'NEL DRIVE
                                      SAN JOSE, CA 95131

ITEM 2(a).  Name of Person Filing:

                                      DAVID A. STAMM

ITEM 2(b).  Address of Principal Business Office or, if none, Residence:

                                      2125 O'NEL DRIVE
                                      SAN JOSE, CA 95131

ITEM 2(c).  Citizenship:

                                      USA

ITEM 2(d).  Title of Class of Securities:

                                      COMMON STOCK

ITEM 2(e).  CUSIP Number:

                                      180492100

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            NOT APPLICABLE.




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CUSIP NO. 180492100                   13G                      PAGE 4 OF 5 PAGES


ITEM 4.  OWNERSHIP.

      (a)   Amount Beneficially Owned:

            See Row 9 of cover page

      (b)   Percent of Class:

            See Row 11 of cover page

      (c)   Number of shares as to which such person has:

            (i)     sole power to vote or to direct the vote:

                    See Row 5 of cover page

            (ii)    shared power to vote or to direct the vote:

                    See Row 6 of cover page

            (iii)   sole power to dispose or to direct the disposition of:

                    See Row 7 of cover page

            (iv)    shared power to dispose or to direct the disposition of:

                    See Row 8 of cover page

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.



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CUSIP No. 180492100                   13G                     Page 5 of 5 Pages


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         NOT APPLICABLE.


ITEM 10. CERTIFICATION.

         NOT APPLICABLE.




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       1/21/98
                                            ------------------------------
                                                         Date

                                            /s/    DAVID A. STAMM
                                            ------------------------------
                                                      Signature


                                            ------------------------------
                                                      Name/Title